CERTIFICATE OF THE POWERS, DESIGNATIONS,
PREFERENCES AND RIGHTS OF THE
10% SERIES B CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK
($0.01 PAR VALUE)
(LIQUIDATION PREFERENCE $1,000 PER SHARE)
OF
LODGENET INTERACTIVE CORPORATION
PURSUANT TO SECTION 151(g) OF THE GENERAL CORPORATION LAW
OF THE STATE OF DELAWARE
     THE UNDERSIGNED, being the Senior Vice President, General Counsel and Secretary of LodgeNet Interactive Corporation, a Delaware corporation (the “Company”), DOES HEREBY CERTIFY that, pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the following resolutions were duly adopted by the Board of Directors of the Company, and pursuant to authority conferred upon the Board of Directors by the provisions of the Restated Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), the Board of Directors of the Company adopted resolutions fixing the designations and the respective powers, preferences, participating, optional and other special rights, qualifications, limitations and restrictions of such stock. These composite resolutions are as follows:
     FIRST, that pursuant to authority expressly granted to and vested in the Board of Directors of the Company by the provisions of the Certificate of Incorporation, the issuance of a series of preferred stock, par value $0.01 per share, which shall consist of up to 57,500 of the 5,000,000 shares of preferred stock which the Company now has authority to issue, be, and the same hereby is, authorized, and the Board of Directors hereby fixes designations and the relative powers, preferences, participating, optional and other special rights, qualifications, limitations and restrictions thereof (in addition to the designations and the relative powers, preferences, participating, optional and other special rights, qualifications, limitations and restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the preferred stock of this series) as follows:
     1. Number of Shares and Designation. 57,500 shares of the preferred stock, par value $0.01 per share, of the Company are hereby constituted as a series of the preferred stock designated as 10% Series B Cumulative Perpetual Convertible Preferred Stock (the “Series B Preferred Stock”).
     2. Definitions. For purposes of the Preferred Stock, in addition to those terms otherwise defined herein, the following terms shall have the meanings indicated:
     “Additional Common Stock” has the meaning specified in Section 7(l).
     “Additional Payment” has the meaning specified in Section 7(n)(vi).
[Certificate of Designations]

     “Affiliate” of any specified person shall mean any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control,” when used with respect to any specified person means the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Board of Directors” means the Board of Directors of the Company or a committee of such Board duly authorized to act for it hereunder.
     “Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Transfer Agent.
     “Business Combination” has the meaning specified in Section 7(e).
     “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which the banking institutions in The City of New York, New York are authorized or obligated by law or executive order to close or be closed.
     “Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the NASDAQ Global Select Market (or such other principal national securities exchange on which the Common Stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose).
     “Commission” means the Securities and Exchange Commission.
     “Common Stock” means the common stock, par value $0.01 per share, of the Company at the date hereof. Subject to the provisions of Section 7(e), shares issuable on conversion of the Series B Preferred Stock shall include only shares of such class or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which are not subject to redemption by the Company; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.
     “Company” means LodgeNet Interactive Corporation, a Delaware corporation, and its successors and assigns.
     “Conversion Notice” has the meaning specified in Section 7(b).
     “Conversion Price” means $1,000 divided by the Conversion Rate.
     “Conversion Rate” has the meaning specified in Section 7(a) and shall be adjusted as a result of any adjustment to the Conversion Rate pursuant to Section 7 hereof.

     “Credit Facility” means the Company’s credit agreement, dated as of April 4, 2007 and as may be amended from time to time, with JPMorgan Chase & Co. as successor administrative agent and the lenders named therein.
     “Custodian” means ComputerShare Investor Services, LLC, as custodian with respect to the Global Certificate, or any successor entity thereto.
     “Daily VWAP” means the daily volume weighted average price of the Company’s Common Stock on such day on the national securities exchange on which the Common Stock is listed or quoted for trading as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time).
     “Delayed Dividends” has the meaning specified in Section 3(f).
     “Depositary” means, with respect to the Series B Preferred Stock issuable or issued in the form of a Global Certificate, the person specified in Section 13 as the Depositary with respect to the Series B Preferred Stock, until a successor shall have been appointed and become such pursuant to the applicable provisions of this Certificate, and thereafter “Depositary” shall mean or include such successor. The foregoing sentence shall likewise apply to any subsequent successor or successors.
     “Dividend Payment Date” has the meaning specified in Section 3(a).
     “Dividend Payment Record Date” has the meaning specified in Section 3(a).
     “Dividend Periods” means quarterly dividend periods commencing on the 15th day of January, April, July and October of each year and ending on and including the day preceding the fifteenth day of the next succeeding Dividend Period.
     “Effective Date” has the meaning specified in Section 7(l).
     “Event” has the meaning specified in Section 9(f).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “5-day VWAP” means the average of the daily volume weighted average price of the Company’s common stock on the national securities exchange on which the common stock is listed or quoted for trading as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) for the relevant 5 trading days when such formula is used.
     “Fundamental Change” has the meaning specified in Section 7(l).
     “Fundamental Change Conversion Rate” has the meaning specified in Section 7(k)(i).
     “Fundamental Change Conversion Right” has the meaning specified in Section 7(k)(i).
     “Global Certificate” has the meaning specified in Section 13.
     “holder,” “holder of shares of Series B Preferred Stock,” or “holder of the Series B Preferred Stock,” as applied to any share of Series B Preferred Stock, or other similar terms (but excluding the term “beneficial holder”), means any person in whose name at the time a particular share of Series B Preferred

Stock is registered on the Company’s stock records, which shall include the books of the Transfer Agent in respect of the Company and any stock transfer books of the Company.
     “Issue Date” means the first date on which shares of the Series B Preferred Stock are issued.
     “Liquidation” has the meaning specified in Section 4(a).
     “Mandatory Conversion” has the meaning specified in Section 7(n)(i).
     “Mandatory Conversion Date” has the meaning specified in Section 7(n)(ii).
     “Mandatory Conversion Notice” has the meaning specified in Section 7(n)(ii).
     “Market Price” means with respect to any Fundamental Change Conversion Date, the average of the Closing Sale Prices of the Company’s Common Stock for the ten consecutive Trading Days ending on the third Trading Day prior to the Fundamental Change Conversion Date, appropriately adjusted to take into account the occurrence, during the period commencing on the first Trading Day of such Trading Day period and ending on the Fundamental Change Conversion Date of any event requiring an adjustment of the Conversion Rate; provided that in no event shall the Market Price be less than $0.01, subject to adjustment for share splits and combinations, reclassifications and similar events.
     “Officers’ Certificate”, when used with respect to the Company, means a certificate signed by (a) one of the President, the Chief Executive Officer, Executive or Senior Vice President or any Vice President (whether or not designated by a number or numbers or word added before or after the title “Vice President”) and (b) by one of the Treasurer or any Assistant Treasurer, Secretary or any Assistant Secretary or Controller of the Company, which is delivered to the Transfer Agent.
     “Parity Preferred” has the meaning specified in Section 9(b).
     “Preferred Director” has the meaning specified in Section 9(b).
     “Preferred Dividend Default” has the meaning specified in Section 9(b).
     “person” means a corporation, an association, a partnership, an individual, a joint venture, a joint stock company, a trust, a limited liability company, an unincorporated organization or a government or an agency or a political subdivision thereof.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Series B Preferred Stock” has the meaning specified in Section 1.
     “spin-off” has the meaning specified in Section 7(d)(iii).
     “Stock Price” has the meaning specified in Section 7(l).
     “Subsidiary” means a person more than 50% of the outstanding voting stock or other ownership interest of which is owned, directly or indirectly, by the Company or by one or more of its Subsidiaries. For the purposes of this definition, “voting stock or other ownership interest” means stock or other ownership interest which ordinarily has voting power for the election of directors or other comparable governing body, whether at all times or only so long as no senior class of stock or other ownership interest has such voting power by reason of any contingency.

     “10-day VWAP” has the meaning specified in Section 7(o).
     “Trading day” means a day during which trading in securities generally occurs on the NASDAQ Global Select Market or, if the Company’s Common Stock is not listed on the NASDAQ Global Select Market, then a day during which trading in securities generally occurs on the principal U.S. securities exchange on which the Common Stock is listed or, if the Common Stock is not listed on a U.S. national or regional securities exchange, then on the principal other market on which the Common Stock is then traded or quoted.
     “Transfer Agent” means ComputerShare Investor Services, LLC or such other agent or agents of the Company as may be designated by the Board of Directors of the Company as the transfer agent for the Series B Preferred Stock.
     3. Dividends.
          (a) Holders of the Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of the funds of the Company legally available therefor, cumulative cash dividends at the annual rate of 10% of the liquidation preference for each share of Series B Preferred Stock, payable in equal quarterly installments on January 15, April 15, July 15 and October 15 (each a “Dividend Payment Date”), commencing October 15, 2009 (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors). If October 15, 2009 or any other Dividend Payment Date shall be on a day other than a Business Day, then the Dividend Payment Date shall be on the next succeeding Business Day. Dividends on the Series B Preferred Stock will be cumulative from the Issue Date, whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such dividends and whether or not such dividends are authorized or declared, and will be payable to holders of record as they appear on the stock books of the Company at the close of business on such record dates (each such date, a “Dividend Payment Record Date”), which shall be each October 1, January 1, April 1 and July 1 or such other applicable Dividend Payment Record Dates not more than 60 days nor less than 10 days preceding the Dividend Payment Dates, as shall be fixed by the Board of Directors. Dividends on the Series B Preferred Stock shall accrue (whether or not declared) on a daily basis from the Issue Date subject to the terms of Section 3(b) hereof, and accrued dividends for each Dividend Period shall accumulate to the extent not paid on the Dividend Payment Date first following the Dividend Period for which they accrue. As used herein, the term “accrued” with respect to dividends includes both accrued and accumulated dividends.
          (b) The amount of dividends payable per share for each full Dividend Period for the Series B Preferred Stock shall be computed by dividing the annual dividend rate by four (rounded down to the nearest one one-hundredth (1/100) of one cent). The amount of dividends payable for the initial Dividend Period on the Series B Preferred Stock, or any other period shorter or longer than a full Dividend Period on the Series B Preferred Stock, shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Holders of shares of Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided.
          (c) So long as any shares of Series B Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any class or series of stock of the Company ranking, as to dividends, on a parity with the Series B Preferred Stock, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Stock for all Dividend Periods terminating on or prior to the applicable Dividend

Payment Date. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, upon the shares of Series B Preferred Stock and any other class or series of stock ranking on a parity as to dividends with Series B Preferred Stock, all dividends declared upon shares of Series B Preferred Stock and all dividends declared upon such other stock shall be declared pro rata so that the amounts of dividends per share declared on the Series B Preferred Stock and such other stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series B Preferred Stock and on such other stock bear to each other.
          (d) So long as any shares of the Series B Preferred Stock are outstanding, no other stock of the Company ranking on a parity with the Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Company or any Subsidiary unless (i) the full cumulative dividends, if any, accrued on all outstanding shares of Series B Preferred Stock shall have been paid or set apart for payment for all past Dividend Periods and (ii) sufficient funds shall have been set apart for the payment of the dividend for the current Dividend Period with respect to the Series B Preferred Stock.
          (e) So long as any shares of the Series B Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or other stock ranking junior to the Series B Preferred Stock, as to dividends and upon liquidation, dissolution or winding up) shall be declared or paid or set apart for payment and no other distribution shall be declared or made or set apart for payment, in each case upon the Common Stock or any other stock of the Company ranking junior to the Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up, nor shall any Common Stock nor any other such stock of the Company ranking junior to the Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Company or any Subsidiary (except (A) by conversion into or exchange for stock of the Company ranking junior to the Series B Preferred Stock as to dividends and upon liquidation, dissolution or winding up; (B) repurchases of unvested shares of the Company’s capital stock at cost upon termination of employment or consultancy of the holder thereof, provided such repurchases are approved by the Board of Directors of the Company in good faith or (C) with respect to any withholding in connection with the payment of exercise prices or withholding taxes relating to employee equity awards) unless, in each case (i) the full cumulative dividends, if any, accrued on all outstanding shares of Series B Preferred Stock and any other stock of the Company ranking on a parity with the Series B Preferred Stock as to dividends shall have been paid or set apart for payment for all past Dividend Periods and all past dividend periods with respect to such other stock and (ii) sufficient funds shall have been set apart for the payment of the dividend for the current Dividend Period with respect to the Series B Preferred Stock and for the current dividend period with respect to any other stock of the Company ranking on a parity with the Series B Preferred Stock as to dividends.
          (f) Dividends in arrears on the Series B Preferred Stock in respect of a dividend period not declared for payment (“Delayed Dividends”) may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Dividend Payment Date, to the Holders of record as they appear on the stock register of the Company on a record date selected by the Board of Directors, which shall (a) not precede the date the Board of Directors declares the dividend payable and (b) not be more than 60 days prior to the date the dividend is paid.

     4. Liquidation Preference.
          (a) In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Company (for the purposes of this Section 4, a “Liquidation”), before any distribution of assets shall be made to the holders of Common Stock or the holders of any other stock of the Company that ranks junior to the Preferred Stock upon Liquidation, but after payment of or provision for the Company’s debts, and other liabilities or other stock of the Company that ranks senior to the Series B Preferred Stock upon Liquidation, a holder of each share of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders, an amount equal to a liquidation preference of $1,000 per share plus all dividends accrued and unpaid on such share up to the date of distribution of the assets of the Company to the holders of Series B Preferred Stock, and the holders of any class or series of preferred stock ranking on a parity with the Series B Preferred Stock as to Liquidation shall be entitled to receive the full respective liquidation preferences (including any premium) to which they are entitled and shall receive all accrued and unpaid dividends with respect to their respective shares through and including the date of distribution.
          (b) If upon any Liquidation of the Company, the assets available for distribution to the holders of Series B Preferred Stock and any other stock of the Company ranking on a parity with the Series B Preferred Stock upon a Liquidation which shall then be outstanding shall be insufficient to pay the holders of all outstanding shares of Series B Preferred Stock and all other such parity stock the full amounts of the liquidating distribution to which they shall be entitled (including all dividends accrued and unpaid), then the holders of the Series B Preferred Stock and each other series of such stock will share ratably in any such distribution of assets in proportion to their full respective liquidating distributions to which such holders would otherwise be respectively entitled. After payment in full of any such liquidating preference and accrued dividends, the holders of shares of the Series B Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.
          (c) For purposes of this Section 4, a Liquidation shall not include (i) any consolidation or merger of the Company with or into any other person or (ii) a voluntary sale, lease, transfer, conveyance or other disposition of all or substantially all of the Company’s assets to another person unless in connection therewith the Liquidation of the Company is specifically approved by all requisite corporate action.
          (d) The holder of any shares of Series B Preferred Stock shall not be entitled to receive any payment owed for such shares under this Section 4 until such holder shall cause to be delivered to the Company (i) the certificate(s) representing such shares of Series B Preferred Stock and (ii) transfer instrument(s) reasonably satisfactory to the Company and sufficient to transfer such shares of Series B Preferred Stock to the Company free of any adverse interest. No interest shall accrue on any payment upon Liquidation after the due date thereof.
          (e) Written notice of any such Liquidation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 or more than 60 days prior to the payment date stated therein, to each record holder of shares of Series B Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Company. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Company.

     5. [Reserved].
     6. Shares to Be Retired. Any share of Series B Preferred Stock converted by the Company shall be retired and canceled and shall upon cancellation be restored to the status of authorized but unissued shares of preferred stock, subject to reissuance by the Board of Directors as shares of preferred stock of one or more series.
     7. Conversion. Holders of shares of Series B Preferred Stock shall have the right to convert all or a portion of such shares into shares of Common Stock, as follows:
          (a) A holder of any shares of Series B Preferred Stock shall have the right, at such holder’s option, at any time after the Issue Date to convert any of such shares (provided however, that a holder may only convert whole shares of Series B Preferred Stock, and not a fractional share of Series B Preferred Stock) into 264.5503 shares per $1,000 liquidation preference of Series B Preferred Stock (the “Conversion Rate”) of fully paid and non-assessable shares of Common Stock (as such shares shall then be constituted), as adjusted in accordance with this Section 7, by surrender of the certificate or certificates representing such share of Series B Preferred Stock so to be converted in the manner provided in Section 7(b). As used herein, the initial “Conversion Price” shall mean $3.78 per share. A holder of the Series B Preferred Stock is not entitled to any rights of a holder of Common Stock until such holder has converted his Series B Preferred Stock to Common Stock, and only to the extent such Series B Preferred Stock is deemed to have been converted to Common Stock under this Section 7.
          (b) In order to exercise the conversion right if a holder’s Series B Preferred Stock is represented by physical certificates, the holder of the Series B Preferred Stock to be converted shall surrender the certificate or certificates (with the notice of conversion (the “Conversion Notice”), the form of which is set forth in Section 16(a), on the reverse of the certificate or certificates duly completed) representing the number of shares to be so converted, duly endorsed, at an office or agency of the Transfer Agent in the Borough of Manhattan, The City of New York, and shall give written notice of conversion to the office or agency that the holder elects to convert such number of shares of Series B Preferred Stock specified in said notice. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock issuable on such conversion shall be issued, and shall be accompanied by transfer taxes, if required pursuant to Section 7(f). If a holder’s shares of Series B Preferred Stock are represented by a global Series B Preferred Stock certificate, such holder must comply with the Depositary’s procedures for converting a beneficial interest in such global Series B Preferred Stock, and shall pay any transfer taxes, if required pursuant to Section 7(f). Each such share of Series B Preferred Stock surrendered for conversion shall, unless the shares of Common Stock issuable on conversion are to be issued in the same name in which such share of Series B Preferred Stock is registered, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Company duly executed by, the holder or his duly authorized attorney.
          As promptly as practicable, but in any event within three (3) Business Days, after satisfaction of the requirements for conversion set forth above, the Company shall issue and shall deliver to such holder or, if shares of Common Stock issuable on conversion are to be issued in a name other than that in which such share of Series B Preferred Stock to be converted is registered (as if such transfer were a transfer of the share of Series B Preferred Stock so converted), to such other person, at the office or agency of the Transfer Agent in the Borough of Manhattan, The City of New York, the certificate or certificates representing the number of shares of Common Stock issuable, or the cash payment to be made, upon the conversion of such share of Series B Preferred Stock or a portion thereof in accordance with the provisions of this Section 7 and a check or cash in respect of any fractional interest in respect of a share of Common Stock arising upon such conversion, as provided in Section 7(c) (which payment, if any, shall be paid no later than three (3) Business Days after satisfaction of the requirements for conversion set forth above).
     Each conversion shall be deemed to have been effected on the date on which the requirements set forth above in this Section 7(b) have been satisfied as to such share of Series B Preferred Stock so converted, and the person in whose name any certificate or certificates for the shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby; provided, however, that if any such surrender occurs on any date when the stock transfer books of the Company shall be closed, the conversion shall be effected on the next succeeding day on which such stock transfer books are open, and the person in whose name the certificates are to be issued shall be the record holder thereof for all purposes, but such conversion shall be at the Conversion Price in effect on the date upon which certificate or certificates representing such shares of Series B Preferred Stock shall be surrendered. All shares of Common Stock delivered upon conversion of the Series B Preferred Stock will, upon delivery, be duly authorized, validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.
     In the case of any share of Series B Preferred Stock which is converted after any record date with respect to the payment of a dividend on the Series B Preferred Stock and prior to the close of business on the Business Day prior to the related Dividend Payment Date, the dividend due on such Dividend Payment Date shall be payable on such Dividend Payment Date to the holder of record of such share as of such preceding record date notwithstanding such conversion; provided that shares of Series B Preferred Stock surrendered for conversion during the period between the close of business on any record date with respect to the payment of a dividend on the Series B Preferred Stock and prior to the close of business on the Business Day prior to the related Dividend Payment Date must (except (i) in the case of shares of Series B Preferred Stock for which the Company has issued a Forced Conversion Notice pursuant to the provisions of this Certificate or (ii) if a Fundamental Change shall have occurred or the Company has given notice of an anticipated Fundamental Change; but holders will be entitled to retain dividends paid for dividend periods preceding the current dividend payment period) be accompanied by payment in cash to the Company of an amount equal to the dividend payable on such Dividend Payment Date on the shares of Series B Preferred Stock being surrendered for conversion. The Transfer Agent shall not be required to accept for conversion any shares of Series B Preferred Stock not accompanied by any payment required by the preceding sentence. Except as provided in this paragraph, no payment or adjustment shall be made upon any conversion on account of any dividends accrued on shares of Series B Preferred Stock surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.
          (c) In connection with the conversion of any shares of Series B Preferred Stock, a portion of such shares may be converted; however, no fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of the Series B Preferred Stock. If any fractional share of stock otherwise would be issuable upon the conversion of the Series B Preferred Stock, the Company shall make a payment therefore in cash to the holder of the Series B Preferred Stock based on the current market value of the Common Stock. The current market value of a share of Common Stock shall be the Closing Sale Price on the first Trading Day immediately preceding the day on which the Series B Preferred Stock (or a specified portion thereof) is deemed to have been converted. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered.
          (d) The Conversion Rate shall be adjusted from time to time by the Company as follows:

               (i) If the Company issues shares of Common Stock as a dividend or distribution on shares of Common Stock to all holders of Common Stock, or if the Company effects a share split or share combination, the conversion rate shall be adjusted based on the following formula:
     CR1 = CR0 x OS1 / OS0
where
CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;
CR1 = the new conversion rate in effect immediately on and after the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;
OS1 = the number of shares of Common Stock outstanding immediately after such dividend or distribution, or the effective date of such share split or share combination; and
OS0 = the number of shares of Common Stock outstanding immediately prior to such dividend or distribution, or the effective date of such share split or share combination.
     Any adjustment made pursuant to this paragraph (i) shall become effective at the open of business on (x) the ex-dividend date for such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph (i) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.
               (ii) If the Company distributes to all holders of Common Stock any rights, warrants or options entitling them to subscribe for or purchase shares of Common Stock at a price per share that is less than the Closing Sale Price per share of Common Stock on the business day immediately preceding the time of announcement of such distribution, the Company shall adjust the conversion rate based on the following formula:
     CR1 = CR0 x (OS0 + X) / (OS0 + Y)
where
CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;
CR1 = the new conversion rate in effect immediately on and after the ex-dividend date for such distribution;
OS0 = the number of shares of Common Stock outstanding immediately prior to the ex-dividend date for such distribution;
X = the aggregate number of shares of Common Stock issuable pursuant to such rights, warrants or options; and
Y = the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise all such rights, warrants or options divided by (B) the average of the Closing Sale Price per share of Common Stock for the 10 consecutive Trading Days ending on the business day immediately preceding the date of announcement for the issuance of such rights, warrants or options.
     For purposes of this paragraph (ii), in determining whether any rights, warrants or options entitle the holders of shares of Common Stock to subscribe for or purchase shares of Common Stock at less than the applicable Closing Sale Price per share of Common Stock, and in determining the aggregate exercise or conversion price payable for such shares of Common Stock, there shall be taken into account any consideration the Company receives for such rights, warrants or options and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the Company’s Board of Directors. If any right, warrant or option described in this paragraph (ii) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, upon the expiration of the exercisability or convertibility period, the Company shall re-adjust the new conversion rate to the conversion rate that would then be in effect if such right, warrant or option had not been so issued.
               (iii) If the Company distributes shares of its capital stock, evidence of indebtedness or other assets or property to all holders of Common Stock, excluding (A) dividends, distributions, rights, warrants or options referred to in paragraph (i) or (ii) above; (B) dividends or distributions paid exclusively in cash; and (C) spin-offs, as described below in this paragraph (iii), then the Company shall adjust the conversion rate based on the following formula:
CR1 = CR0 x SP0 / (SP0 - FMV)
where
CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;
CR1 = the new conversion rate in effect immediately on and after the ex-dividend date for such distribution;
SP0 = the average of the Closing Sale Price per share of Common Stock for the 10 consecutive Trading Days ending on the business day immediately preceding the ex-dividend date for such distribution; and
FMV = the fair market value (as determined in good faith by the Company’s board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Common Stock on the earlier of the record date or the ex-dividend date for such distribution;
provided that if “FMV” with respect to any distribution of shares of capital stock, evidences of indebtedness or other assets or property of the Company is equal to or greater than “SP0” with respect to such distribution, then in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Series B Preferred Stock shall have the right to receive on the date such shares of capital stock, evidences of indebtedness or other assets or property of the Company are distributed to holders of Common Stock, for each share of Series B Preferred Stock, the amount of shares of capital stock, evidences of indebtedness or other assets or property of the Company such holder of Series B Preferred Stock would have received had such holder of Series B Preferred Stock owned a number of shares of Common Stock equal to a fraction the numerator of which is the product of the conversion rate in effect on the ex-dividend date for such distribution, and the aggregate liquidation preference of Series B Preferred Stock held by such holder, and the denominator of which is one thousand dollars ($1,000.00).

     An adjustment to the conversion rate made pursuant to the immediately preceding paragraph shall become effective on the ex-dividend date for such distribution.
     If the Company distributes to all holders of Common Stock capital stock of any class or series, or similar equity interest, of or relating to one of the Company’s subsidiaries or other business unit (a “spin-off”) the conversion rate in effect immediately before the 10th Trading Day from and including the effective date of the spin-off shall be adjusted based on the following formula:
CR1 = CR0 x (FMV0 + MP0) / MP0
where
CR0 = the conversion rate in effect immediately prior to the 10th Trading Day immediately following, and including, the effective date of the spin-off;
CR1 = the new conversion rate in effect immediately on and after the 10th Trading Day immediately following, and including, the effective date of the spin-off;
FMV0 = the average of the Closing Sale Prices per share of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the first 10 consecutive Trading Days after the effective date of the spin-off; and
MP0 = the average of the Closing Sale Prices per share of Common Stock over the first 10 consecutive Trading Days after the effective date of the spin-off.
     If the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate will be made.
     An adjustment to the conversion rate made pursuant to the immediately preceding paragraph shall occur on the 10th Trading Day from and including the effective date of the spin-off; provided that in respect of any conversion within the 10 Trading Days following the effective date of any spin-off, references within this paragraph (iii) to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the effective date of such spin-off and the Conversion Date in determining the applicable conversion rate.
     If any such dividend or distribution described in this paragraph (iii) is declared but not paid or made, the new conversion rate shall be re-adjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.
          (iv) If the Company makes any cash dividend or distribution to all holders of outstanding shares of Common Stock (excluding any dividend or distribution in connection with the Company’s liquidation, dissolution or winding up), the conversion rate shall be adjusted based on the following formula:
CR1 = CR0 x SP0 / (SP0 - C)
where
CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR1 = the new conversion rate in effect immediately after the ex-dividend date for such distribution;
SP0 = the average of the Closing Sale Price per share of Common Stock for the 10 consecutive Trading Days ending on the business day immediately preceding the earlier of the record date or the day prior to the ex-dividend date for such distribution; and
C = the amount in cash per share that the Company distributes to holders of Common Stock;
provided that if “C” with respect to any such cash dividend or distribution is equal to or greater than “SP0” with respect to any such cash dividend or distribution, then in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Series B Preferred Stock shall have the right to receive on the date such cash is distributed to holders of Common Stock, for each share of Series B Preferred Stock, the amount of cash such holder of Series B Preferred Stock would have received had such holder of Series B Preferred Stock owned a number of shares of Common Stock equal to a fraction the numerator of which is the product of the conversion rate in effect on the ex-dividend date for such dividend or distribution, and the aggregate principal amount of Series B Preferred Stock held by such holder and the denominator of which is one thousand dollars ($1,000.00).
     An adjustment to the conversion rate made pursuant to this paragraph (iv) shall become effective on the ex-dividend date for such dividend or distribution. If any dividend or distribution described in this paragraph (iv) is declared but not so paid or made, the new conversion rate shall be re-adjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.
               (v) If the Company or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Closing Sale Price per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, the conversion rate shall be adjusted based on the following formula:
CR 1 = CR0 × (AC + (SP1 × OS1)) / (SP1 × OS0)
where
CR0 = the conversion rate in effect on the day immediately following the date such tender or exchange offer expires;
CR1 = the conversion rate in effect on the second day immediately following the date such tender or exchange offer expires;
AC = the aggregate value of all cash and any other consideration (as determined by the Company’s board of directors) paid or payable for shares of Common Stock purchased in such tender or exchange offer;
OS0 = the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires;
OS1 = the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and

SP1 = the Closing Sale Price per share of Common Stock for the Trading Day immediately following the date such tender or exchange offer expires.
     If the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate shall be made.
     Any adjustment to the conversion rate made pursuant to this paragraph (v) shall become effective on the second day immediately following the date such tender offer or exchange offer expires. If the Company or one of its subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the Company shall re-adjust the new conversion rate to be the conversion rate that would be in effect if such tender or exchange offer had not been made.
               (vi) The Company adopted a Rights Agreement dated as of February 28, 2008, pursuant to which certain rights were issued with respect to the Common Stock. Holders of shares of Series B Preferred Stock shall receive, upon a conversion of such shares in respect of which the Company has elected to deliver shares of Common Stock, in addition to such shares of Common Stock, rights under the Company’s Rights Agreement or any other stockholder rights agreement of the Company then in effect unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from Common Stock. If the rights provided for in any rights plan that the Company’s Board of Directors may adopt have separated from the Common Stock in accordance with the provisions of the rights plan so that holders of shares of Series B Preferred Stock would not be entitled to receive any rights in respect of Common Stock that the Company elects to deliver upon conversion of shares of Series B Preferred Stock, the Company shall adjust the conversion rate at the time of separation as if the Company had distributed to all holders of the Company’s capital stock, evidences of indebtedness or other assets or property pursuant to paragraph (iii) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.
               (vii) In no event shall the Conversion Price be reduced below $0.01, subject to adjustment for share splits and combinations and similar events.
               (viii) The Company shall not make any adjustment to the conversion rate if holders of shares of Series B Preferred Stock are permitted to participate, on an as-converted basis, in the transactions described in paragraphs (i) through (vi) above.
               (ix) The conversion rate shall not be adjusted except as specifically set forth in this Section 7. Without limiting the foregoing, the conversion rate shall not be adjusted for (A) the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities or the investment of additional optional amounts in shares of Common Stock under any plan; (B) the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any of the Company’s present or future employee, director, trustee or consultant benefit plans, employee agreements or arrangements or programs; (C) the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date shares of Series B Preferred Stock were first issued; (D) a change in the par value of Common Stock; (E) accumulated and unpaid dividends or distributions on the Series B Preferred Stock, except as otherwise provided in this Certificate of Designations; or (F) the issuance of shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of the Company’s Common Stock or the payment of cash upon repurchase or redemption thereof, except as otherwise provided in this Section 7.

               (x) No adjustment in the conversion rate shall be required unless the adjustment would require an increase or decrease of at least 1% of the conversion rate. If the adjustment is not made because the adjustment does not change the conversion rate by at least 1%, then the adjustment that is not made shall be carried forward and taken into account in any future adjustment. All required calculations shall be made to the nearest cent or 1/10,000th of a share, as the case may be. Notwithstanding the foregoing, if the shares of Series B Preferred Stock are converted, all adjustments not previously made shall be made on the applicable conversion date with respect to such converted Series B Preferred Stock.
               (xi) To the extent permitted by law, the Company may, from time to time, increase the Conversion Rate for a period of at least 20 days if its Board of Directors determines that such an increase would be in Company’s best interests. Any such determination by the Company’s Board of Directors will be conclusive. In addition, the Company may increase the Conversion Rate if its board of Directors deems it advisable to avoid or diminish any income tax to common stockholders resulting from any distribution of Common Stock or similar event. The Company will give holders of shares of the Series B Preferred Stock at least 15 business days’ notice of any increase in the conversion rate.
               (xii) Except as described in this Section 7, the Company shall not adjust the conversion rate for any issuance of shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock or rights to purchase shares of Common Stock or such convertible, exchangeable or exercisable securities.
               (xiii) Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Transfer Agent an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to each holder of the Series B Preferred Stock at his last address appearing on the Company’s stock records, within ten (10) days of the effective date of such adjustment. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.
               (xiv) In any case in which this Section 7(d) provides that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the holder of any share of Series B Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (ii) paying to such holder of Series B Preferred Stock any amount in cash in lieu of any fraction pursuant to Section 7(c).
               (xv) For purposes of this Section 7(d), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.
     (e) In the event that the Company shall be a party to any of the following transactions (each, a “Business Combination”): (i) any recapitalization, reclassification or change of shares of Common Stock (other than as a result of a subdivision or combination of Common Stock), (ii) any consolidation, merger or combination of the Company into any other person, or any consolidation, merger or combination of another person into the Company (other than a merger that does not result in a reclassification, conversion, exchange or cancellation of Common Stock), (iii) any sale, transfer, conveyance or lease to another person of all or substantially all of the property and assets of the Company (other than to one or more of its Subsidiaries) or (iv) any statutory share exchange, in each case, as a result of which stockholders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for the Common Stock, then appropriate provision shall be made so that the holder of each share of Series B Preferred Stock then outstanding shall have the right thereafter to convert such Series B Preferred Stock only into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) that the holders of the Series B Preferred Stock would have owned or been entitled to receive upon such Business Combination as if such holder of shares of Series B Preferred Stock held a number of shares of Common Stock equal to the product of the number of shares of Common Stock into which the share of Series B Preferred Stock is convertible based upon the Conversion Rate in effect on the effective date for such Business Combination, multiplied by the number of shares of Series B Preferred Stock held by such holder of shares of Series B Preferred Stock. If such Business Combination also constitutes a Fundamental Change, a holder of shares of Series B Preferred Stock converting such shares will not receive any Additional Common Stock if such holder does not convert its shares of the Series B Preferred Stock “in connection with” (as described in Section 7(l) below) the relevant Fundamental Change. If the Business Combination causes the Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the Series B Preferred Stock will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of the Common Stock that affirmatively make such an election.
     The Company will provide notice of the determination of the form of such consideration by posting such notice with the Depositary and providing a copy of such notice to the Transfer Agent. None of the foregoing provisions shall affect the right of a holder of shares of the Series B Preferred Stock to convert such holder’s shares of Series B Preferred Stock into shares of Common Stock prior to the effective date.
          (f) The company formed by such consolidation or resulting from such merger or that acquires such assets or that acquires the Company’s shares, as the case may be, shall make provision in its certificate or articles of incorporation or other constituent document to provide for adjustments that, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the relevant adjustments provided for in this Section 7. The above provisions shall similarly apply to successive transactions of the type described in this Section 7(e).
          (g) The issue of stock certificates representing the shares of Common Stock on conversion of the Series B Preferred Stock shall be made without charge to the converting holder of the Series B Preferred Stock for any tax in respect of the issue thereof. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than the name in which the shares of Series B Preferred Stock with respect to which such shares of Common Stock are issued and registered, and the Company shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.
          (h) The Company covenants that all shares of Common Stock which may be delivered upon conversion of shares of the Series B Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

     The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, a sufficient number of shares of Common Stock for the purpose of effecting conversions of shares of Series B Preferred Stock not theretofore converted into Common Stock. For purposes of this reservation of Common Stock, the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation all outstanding shares of Series B Preferred Stock were held by a single holder. The issuance of shares of Common Stock upon conversion of shares of Series B Preferred Stock is authorized in all respects.
     The Company shall from time to time, in accordance with the laws of the State of Delaware, use its best efforts to increase the authorized number of shares of Common Stock if at any time the number of shares of authorized and unissued Common Stock shall not be sufficient to permit the conversion of all the then outstanding shares of Series B Preferred Stock.
     Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value, if any, of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Company will take all corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue shares of such Common Stock at such adjusted Conversion Price.
     Subject to the restrictions on transferability set forth in Section 14 hereof, the Company covenants that if any shares of Common Stock to be issued or provided for pursuant to this Certificate require registration with or approval of any governmental authority under any Federal or State law before such shares may be validly issued or provided for pursuant to this Certificate, the Company will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be.
     The Company further covenants that if at any time the Common Stock shall be listed on the NASDAQ Global Select Market or any other national securities exchange or automated quotation system the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series B Preferred Stock.
          (i) In case:
               (i) the Company shall declare a dividend (or any other distribution) on its Common Stock (that would require an adjustment in the Conversion Price pursuant to Section 7(d)); or
               (ii) the Company shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any share of any class or any other rights or warrants; or
               (iii) of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or
               (iv) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

the Company shall cause to be filed with the Transfer Agent and to be mailed to each holder of the Series B Preferred Stock at such holder’s address appearing on the Company’s stock records, as promptly as possible but in any event at least fifteen (15) days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up.
          (j) [Reserved].
          (k) (i) In the event of a Fundamental Change, when the Stock Price of Common Stock described in Section 7(l) below is less than $3.43 per share, then each holder of Series B Preferred Stock shall have the special right (the “Fundamental Change Conversion Right”), in addition to any other applicable conversion right, to convert some or all of the Series B Preferred Stock on the relevant Fundamental Change Conversion Date into a number of shares of Common Stock per $1,000 liquidation preference equal to such liquidation preference plus an amount equal to accrued and unpaid dividends to, but not including, such Fundamental Change Conversion Date, divided by 97.5% of the Market Price of Common Stock (the “Fundamental Change Conversion Rate”); provided, that in no event shall a holder of the Series B Preferred Stock be entitled to receive upon conversion more than 291.5451 shares of Common Stock per $1,000 liquidation preference of the Series B Preferred Stock plus accrued and unpaid dividends with respect thereto. The maximum number of shares of Common Stock will be adjusted for share splits and combinations, reclassifications and similar events. The Market Price of Common Stock shall be determined prior to the applicable Fundamental Change Conversion Date. A holder of Series B Preferred Stock which has elected to convert such shares otherwise than pursuant to the Fundamental Change Conversion Right shall not be able to exercise the Fundamental Change Conversion Right.
               (ii) [Reserved].
               (iii) [Reserved].
               (iv) The Company agrees that it shall not enter into any agreement or transaction that would result in a Fundamental Change unless the terms of such agreement or transaction are consistent with the preceding.
               (v) Within 15 days after the occurrence of a Fundamental Change, the Company shall provide to the holders of Series B Preferred Stock and the Company’s Transfer Agent a notice of the occurrence of the Fundamental Change and of the resulting conversion right. Such notice shall state (a) the events constituting the Fundamental Change; (b) the date of the Fundamental Change; (c) the last date on which the holders of Series B Preferred Stock may exercise the Fundamental Change Conversion Right; (d) to the extent applicable, the Fundamental Change Conversion Rate; (e) the method of calculating the Market Price of Common Stock; (f) the Fundamental Change Conversion Date; (g) the name and address of the paying agent and the conversion agent; (h) the Conversion Rate and any adjustment to the Conversion Rate that shall result from the Fundamental Change, including any cap on the number of shares of Common Stock that may be issued upon conversion of a share of Series B Preferred Stock pursuant to the Fundamental Change Conversion Right; (i) that Series B Preferred Stock as to which the Fundamental Change Conversion Right has been exercised may be converted at the applicable Conversion Rate, if otherwise convertible, only if the notice of exercise of the Fundamental Change Conversion Right has been properly withdrawn; and (j) the procedures that the holders of Series B Preferred Stock must follow to exercise the Fundamental Change Conversion Right.
               (vi) The Company shall also issue a press release for publication on the Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Company’s website, in any event prior to the opening of business on the first Trading Day following any date on which the Company provides such notice to the holders of Series B Preferred Stock.
               (vii) The Fundamental Change Conversion Date shall be a date no less than 20 days nor more than 35 days after the date on which the Company gives the notice described in Section 7(k)(v). To exercise the Fundamental Change Conversion Right, the holder of Series B Preferred Stock shall deliver, on or before the close of business on the Business Day immediately before the Fundamental Change Conversion Date, the Series B Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Company’s transfer agent. The conversion notice shall state (a) the relevant Fundamental Change Conversion Date; (b) the number of shares of Series B Preferred Stock to be converted; and (c) that the Series B Preferred Stock is to be converted pursuant to the applicable provisions of the Series B Preferred Stock. Notwithstanding the foregoing, if the Series B Preferred Stock is held in global form, the conversion notice shall comply with applicable procedures of the Depositary.
               (viii) Holders of Series B Preferred Stock may withdraw any notice of exercise of their Fundamental Change Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Company’s transfer agent prior to the close of business on the Business Day immediately before the Fundamental Change Conversion Date. The notice of withdrawal shall state (a) the number of withdrawn shares of Series B Preferred Stock; (b) if certificated shares of Series B Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series B Preferred Stock; and (c) the number of shares of the Series B Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the Series B Preferred Stock is held in global form, the notice of withdrawal shall comply with applicable procedures of the Depositary.
               (ix) Series B Preferred Stock as to which the Fundamental Change Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into shares of Common Stock in accordance with the Fundamental Change Conversion Right on the Fundamental Change Conversion Date.
               (x) [Reserved].
          (l) If a Fundamental Change occurs on or prior to July 15, 2014 and a holder converts its Series B Preferred Stock in connection with such Fundamental Change, the Company will adjust the Conversion Rate by increasing the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock by a number of additional shares of Common Stock (the “Additional Common Stock”) as set forth below. A conversion of the Series B Preferred Stock will be deemed for these purposes to be “in connection with” a Fundamental Change if the conversion date occurs from and including the date notice of such Fundamental Change is delivered to, and including, the Fundamental Change Conversion Date for that Fundamental Change.

     The Company shall also give notice by mail or by publication (with subsequent prompt notice by mail) to holders of the Series B Preferred Stock and will post such notice with the Depositary and provide a copy of such notice to the Transfer Agent of the anticipated effective date of any proposed Fundamental Change which will occur on or prior to July 15, 2014. The Company must make this mailing or publication at least 15 days before the anticipated effective date of the Fundamental Change. In addition, no later than the third Business Day after the completion of such Fundamental Change, the Company must make an additional notice announcing such completion.
     The number of shares of Additional Common Stock shall be determined by reference to the table below, based on the date on which such Fundamental Change becomes effective (the “Effective Date”) and the price (the “Stock Price”) paid per share for the Common Stock in such Fundamental Change. If Holders of Common Stock receive only cash in the Fundamental Change, the Stock Price shall be the cash amount paid per share in the transaction. Otherwise, the Stock Price shall be the average of the Closing Sale Prices of the Common Stock on the ten consecutive Trading Days prior to but not including the effective date of such Fundamental Change. The Board of Directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the ex-dividend date of the event occurs, at any time during those ten consecutive Trading Days.
     The Stock Prices set forth in the table below will be adjusted as of any date on which the Conversion Rate is adjusted. On such date, the Stock Prices shall be adjusted by multiplying:
               (i) the Stock Prices applicable immediately prior to such adjustment, by
               (ii) a fraction, of which
                    (1) the numerator shall be the Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment, and
                    (2) the denominator shall be the Conversion Rate as so adjusted.
The number of shares of Additional Common Stock shall be correspondingly adjusted in the same manner as the adjustments described in Section 7(d) above.
     The following table sets forth the Stock Price and number of shares of Additional Common Stock issuable per $1,000 liquidation preference of the Series B Preferred Stock that will be added to the Conversion Rate applicable to the Series B Preferred Stock that is converted in connection with a Fundamental Change on or prior to July 15, 2014:

	Stock Price
Effective Date	$3.43	$3.78	$4.00	$5.00	$6.00	$7.00	$8.00	$10.00	$15.00	$20.00
6/29/2009	26.4550	26.4550	26.4550	26.4550	26.4550	26.4550	25.8479	20.1654	12.6109	8.8451
7/15/2010	26.4550	26.4550	26.4550	26.4550	26.4550	26.4550	23.7180	18.5497	11.6738	8.2371
7/15/2011	26.4550	26.4550	26.4550	26.4550	26.4550	23.7764	20.5391	16.0992	10.2341	7.3175
7/15/2012	26.4550	26.4550	26.4550	26.3053	21.7331	18.4795	16.0332	12.6032	8.0454	5.7574
7/15/2013	26.4550	22.4052	20.3890	15.0583	12.3706	10.4889	9.0756	7.1002	4.4253	3.1190
7/15/2014	26.4550	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     The Stock Prices and Additional Common Stock amounts set forth above are based upon a Common Stock price of $3.43 and an initial Conversion Price of $3.78.

     If the exact Stock Price and Effective Date are not set forth in the table above and the Stock Price is:
     (A) between two Stock Prices on the table or the Effective Date is between two dates on the table, the number of shares of Additional Common Stock will be determined by straight-line interpolation between the number of shares of Additional Common Stock set forth for the higher and lower Stock Price and the two Effective Dates, as applicable, based on a 365-day year;
     (B) in excess of $20.00 per share (subject to adjustment), the Conversion Rate will not be increased and no shares of Additional Common Stock will be issued upon conversion; or
     (C) less than $3.43 per share (subject to adjustment), the Conversion Rate will not be increased and no shares of Additional Common Stock will be issued upon conversion.
     Notwithstanding the foregoing, in no event shall a holder of the Series B Preferred Stock be entitled to more than 291.5451 shares of Common Stock per $1,000 liquidation preference of the Series B Preferred Stock plus accrued and unpaid dividends with respect thereto upon conversion in connection with a Fundamental Change. Such maximum number of shares of Common Stock reflects the number of shares to be received pursuant to the Conversion Rate plus any Additional Common Stock, and shall be adjusted for share splits and combinations, reclassifications and similar events.
     The Company shall provide notice to all holders and to the Transfer Agent of the adjustment to the Conversion Price to include the Additional Common Stock within two (2) days of the date of determination of the amount of Additional Common Stock to be received upon conversion. The Company must also provide notice to all holders and to the Transfer Agent upon the effectiveness of such Fundamental Change. Holders may surrender Series B Preferred Stock for conversion and receive the Additional Common Stock pursuant to this Section at any time from and after the date which is 15 days prior to the anticipated Effective Date of such Fundamental Change until and including the date which is 15 days after the actual Effective Date.
     The term “Fundamental Change” generally will be deemed to occur at such time as:
•	the Company consolidates with or merges with or into another person (other than its subsidiary) and its outstanding voting securities are reclassified into, converted for or converted into the right to receive any other property or security, or the Company sells, conveys, transfers or leases all or substantially all of its properties and assets to any person (other than its subsidiary); provided that none of these circumstances will be a Fundamental Change if persons that beneficially own the Company’s voting securities immediately prior to the transaction own, directly or indirectly, a majority of the voting securities of the surviving or transferee person immediately after the transaction in substantially the same proportion as their ownership of the Company’s voting securities immediately prior to the transaction; or

•	any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, whether or not applicable), other than the Company or any of its subsidiaries or any employee benefit plan of it or such subsidiary, is or becomes the “beneficial owner,”

directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of the Company’s capital stock then outstanding and entitled to vote generally in elections of directors.
     However, a Fundamental Change will not be deemed to have occurred in the case of a merger or consolidation described in the first bullet point of this definition if (i) 90% or more of the consideration in the aggregate paid for Common Stock (and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock of a United States company traded on a national securities exchange (or which will be so traded or quoted when issued or exchanged in connection with such transaction) and (ii) the market capitalization of the company acquiring the Common Stock is equal to or greater than $1.0 billion on the Trading Day immediately preceding the day on which such merger or consolidation is publicly announced.
          (m) [Reserved].
          (n) (i) The Company may at any time, by providing not less than 15 nor more than 30 days’ notice, cause some or all of the Series B Preferred Stock to be mandatorily converted at the applicable Conversion Rate (a “Mandatory Conversion”); provided that the Company may exercise this right only if:
     (1) the daily VWAP of the Common Stock for at least 20 Trading Days in a period of 30 consecutive Trading Days, ending on the Trading Day prior to the date the Company gives notice of its election to call a Mandatory Conversion (by press release as described in Section 7(n)(ii)), equals or exceeds (A) 150% of the Conversion Price on each such Trading Day if the Company exercises this right on or prior to July 15, 2014, or (B) 125% of the Conversion Price on each such Trading Day if the Company exercises this right on or after July 16, 2014,
     (2) unless the Company has received written communication from NASDAQ that such common stockholder approval is not required, in the event the Company elects to exercise this right on or prior to July 15, 2014, in accordance with the NASDAQ rules for listed companies, the Company’s common stockholders shall have first approved the issuance of all shares of Common Stock potentially issuable upon conversion of the Series B Preferred Stock, and
     (3) the shares of Common Stock to be issued upon such Mandatory Conversion, including to satisfy any Additional Payment, have been registered under a registration statement that has been declared effective under the Securities Act, or are otherwise freely tradeable under the Securities Act.
               (ii) To exercise its right to call a Mandatory Conversion, the Company must issue a press release prior to the close of business on the first Trading Day following any date on which the conditions described in Section 7(n)(i) hereof are met, announcing such election to call a Mandatory Conversion. The Company will also post notice (the “Mandatory Conversion Notice”) with the Depositary and provide a copy of such notice to the Transfer Agent on the date of the press release and will give notice by mail or by publication (with subsequent prompt notice by mail) to the holders (not more than seven Business Days after the date of the press release) of the election to call a Mandatory Conversion. The Company forced conversion date will be a date selected by the Company (the “Mandatory Conversion Date”) and will be no more than 30 days or less than 15 days after the date on which the Company issues the press release described in this Section 7(n)(ii).

               (iii) In addition to any information required by applicable law or regulation, the press release and Mandatory Conversion Notice described in this Section 7(n) shall state, as appropriate:
                    (a) the Mandatory Conversion Date;
                    (b) the Conversion Rate;
                    (c) the number of shares of Series B Preferred Stock to be converted; and
                    (d) that dividends on the Series B Preferred Stock to be converted will cease to accumulate on the Mandatory Conversion Date.
               (iv) In addition to the conditions set forth in Section 7(n)(i), the Company may only exercise the Mandatory Conversion option if it has sufficient shares of Common Stock available for issuance upon conversion of the Series B Preferred Stock called for Mandatory Conversion.
               (v) On and after the Mandatory Conversion Date, dividends shall cease to accumulate on the Series B Preferred Stock to be converted, all rights of Holders of such Series B Preferred Stock shall terminate and all outstanding shares of Series B Preferred Stock shall automatically convert at the applicable Conversion Rate. The dividend payment with respect to the Series B Preferred Stock for which a Mandatory Conversion Date occurs during the period between the close of business on any Dividend Record Date to the close of business on the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Dividend Record Date. Except as provided in the immediately preceding sentence, with respect to a Mandatory Conversion, no payment or adjustment will be made upon conversion of Series B Preferred Stock for accumulated and unpaid dividends or for dividends with respect to the Common Stock issued upon such conversion.
               (vi) If, following any date on which the applicable conditions set forth in Section 7(n)(i) and (iv) are satisfied, the Company elects to mandatorily convert some or all of the Series B Preferred Stock on or prior to July 15, 2014, the Company will be required to make an additional payment (an “Additional Payment”) on the Series B Preferred Stock on the Mandatory Conversion Date. The Additional Payment with respect to the Series B Preferred Stock subject to Mandatory Conversion will be payable in cash, shares of Common Stock or a combination thereof at the Company’s option and shall be equal to the total value of the aggregate amount of dividends that would have accrued and become payable on such Series B Preferred Stock from June 29, 2009 through and including July 15, 2014, less any dividends already paid on the Series B Preferred Stock.
     The notice of the Mandatory Conversion shall also state the amount of the Additional Payment and whether the Additional Payment shall be payable in cash, shares of Common Stock or a combination of cash and shares of Common Stock and, if payable all or in part in Common Stock, the method of calculating the amount of the Common Stock to be delivered upon the Mandatory Conversion Date as provided in the next paragraph.
     The Company may elect to pay the Additional Payment by delivery of shares of Common Stock if and only if the following conditions shall have been satisfied:
               (a) The shares of Common Stock deliverable in payment of the Additional Payment shall have a fair market value as of the Mandatory Conversion Date of not less than the

Additional Payment. For purposes of this Section, the fair market value of shares of Common Stock shall be determined by the Company and shall be equal to 97.5% of the average of the 5-day VWAP of the Common Stock for the five consecutive Trading Days immediately succeeding the Trading Day on which the Company provides notice of the Mandatory Conversion and specifies that it will pay all or a portion of the Additional Payment in shares of Common Stock;
               (b) Payment of the Additional Payment may not be made in Common Stock unless such stock is, or shall have been, approved for listing on the NASDAQ Global Select Market, or such other national securities exchange on which the Common Stock is listed or quoted for trading, prior to the repurchase date; and
               (c) All shares of Common Stock which may be issued upon a Mandatory Conversion will be issued out of the Company’s authorized but unissued Common Stock and, will upon issue, be duly and validly issued and fully paid and non-assessable and free of any preemptive rights.
     In connection with the Mandatory Conversion, no fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of the Series B Preferred Stock. If any fractional share of stock otherwise would be issuable upon the conversion of the Series B Preferred Stock, the Company shall make a payment therefore in cash to the holder of the Series B Preferred Stock based on the current market value of the Common Stock. The current market value of a share of Common Stock shall be the Closing Sale Price on the first Trading Day immediately preceding the day on which the Series B Preferred Stock (or a specified portion thereof) is deemed to have been converted. If more than one share is being mandatorily converted with respect to the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock held by such holder.
     If all of the conditions set forth in this Section with respect to payment in shares of Common Stock are not satisfied in accordance with the terms thereof, the Additional Payment shall be paid by the Company only in cash.
     If the Company elects to effect a Mandatory Conversion Notice in respect of fewer than all the Series B Preferred Stock, the Mandatory Conversion Notices relating to such Mandatory Conversion collectively shall identify the amount of Series B Preferred Stock to be converted. In case any Series B Preferred Stock is to be converted in part only, the Mandatory Conversion Notice relating thereto shall state the aggregate liquidation preference thereof to be converted and shall state that on and after the date fixed for conversion, upon surrender of such Series B Preferred Stock, a new certificate of Series B Preferred Stock for the number of shares equal to the portion thereof not converted will be issued. In the case where the Company elects to effect a Mandatory Conversion in respect of any portion of the Series B Preferred Stock evidenced by the Global Certificate, the beneficial interests in the Global Certificate to be subject to such Mandatory Conversion shall be selected by the Depositary in accordance with the applicable standing procedures of the Depositary’s book-entry conversion program, and in connection with such Mandatory Conversion the Depositary shall arrange in accordance with such procedures for appropriate endorsements and transfer documents, if required by the Company or the Transfer Agent or conversion agent, and payment of any transfer taxes if required pursuant hereunder.
               (o) If the Company fails to pay (or pays less than) the full amount of quarterly dividends on the Series B Preferred Stock for two consecutive quarters on their respective Dividend Payment Dates, or for any four quarters in any two-year period on their respective Dividend Payment Dates, the Conversion Rate will be adjusted based on the following formula:
CR1 = CR0 + (D / VWAP)

     where
CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;
CR1 = the new conversion rate in effect immediately after the ex-dividend date for such distribution;
VWAP = the “10-day VWAP” (as defined below); and
D = the total amount of quarterly dividends payable per share on the Series B Preferred Stock during such two or four quarters, as applicable, less any amount of such quarterly dividends per share that is paid to the holders of such Series B Preferred Stock on the relevant dividend payment date or that has been paid on any preceding dividend payment date with respect to such two or four quarters, as applicable.
     The “10-day VWAP” shall equal the average of the daily volume weighted average price of the Common Stock on the national securities exchange on which the Common Stock is listed or quoted for trading as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) for the 10 Trading Days from and including the date immediately following the respective dividend payment date on which the Company failed to pay the full amount of the quarterly dividends for the second consecutive quarter or for the fourth quarter in a two-year period, as applicable.
     Any adjustment to the Conversion Rate adjustment for failure to pay quarterly dividends, as described immediately above, will not be reversed if and when the Company pays in full such accrued and then unpaid dividends.
     Notwithstanding the foregoing, the Conversion Rate will not be adjusted to a Conversion Rate that would entitle a holder of the Series B Preferred Stock to more than 291.5451 shares of the Common Stock per $1,000 liquidation preference of the Series B Preferred Stock plus accrued and unpaid dividends with respect thereto. The maximum number of shares of Common Stock shall be adjusted for share splits and combinations, reclassifications and similar events. An adjustment to the Conversion Rate made pursuant to this section shall become effective on the date immediately succeeding the dividend date of the second or fourth quarter, as applicable.
          (p) [Reserved].
     8. Ranking.
     The Series B Preferred Stock shall rank, with respect to distribution rights and rights upon the Company’s liquidation, winding-up or dissolution:
          (a) junior to all of the Company’s existing and future debt obligations, including convertible or exchangeable debt securities;
          (b) senior to the Company’s Common Stock and to any other of the Company’s equity securities that by their terms rank junior to the Series B Preferred Stock with respect to distribution rights or payments upon the Company’s liquidation, winding-up or dissolution;

          (c) on a parity with other series of the Company’s Series B Preferred Stock or other equity securities that the Company may later authorize and that by their terms are on a parity with the Series B Preferred Stock; and
          (d) junior to any equity securities that the Company may later authorize and that by their terms rank senior to the Series B Preferred Stock .
     While any shares of Series B Preferred Stock are outstanding, the Company may not authorize or issue any equity securities that rank senior to the Series B Preferred Stock without the affirmative vote of the holders of at least two-thirds of the Series B Preferred Stock then outstanding.
     9. Voting Rights.
          (a) Unless otherwise determined by the Board of Directors, holders of the Series B Preferred Stock shall not have any voting rights, except as set forth in this Section 9.
          (b) Whenever dividends on any shares of Series B Preferred Stock or any other class or series of stock ranking on parity with the Series B Preferred Stock with respect to the payment of dividends (“Parity Preferred”) shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), the holders of the Series B Preferred Stock (voting together as a single class with the holders of all Parity Preferred), shall be entitled to vote for the election of one additional director of the Company (the “Preferred Director”) until all dividends accumulated on the Series B Preferred Stock and Parity Preferred, for the past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment; provided that the election of the Preferred Director shall not cause the Company to violate the corporate governance requirement of the NASDAQ Global Select Market (or any other exchange or automated quotation system on which the Company’s securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that the Board of Directors will, at no time, include more than one Preferred Director. In such case, the entire Board of Directors will be increased by one director.
          (c) The Preferred Director will be elected by a plurality of the votes cast in the election for a one-year term and the Preferred Director will serve until his or her successor is duly elected and qualified or until such Preferred Director’s right to hold the office terminates, whichever occurs earlier, subject to such Preferred Director’s earlier death, disqualification or removal. The election will take place at (i) either (a) a special meeting called in accordance with Section 9(d) below if the request is received more than 75 days before the date fixed for the Company’s next annual or special meeting of stockholders or (b) the next annual or special meeting of stockholders if the request is received within 75 days of the date fixed for the Company’s next annual or special meeting of stockholders, and (ii) at each subsequent annual meeting of stockholders, or special meeting held in place thereof, until all such dividends in arrears on the Series B Preferred Stock and Parity Preferred have been paid in full. A dividend in respect of Series B Preferred Stock shall be considered timely made if made within two Business Days after the applicable Dividend Payment Date if at the time of such late payment date there shall not be any prior quarterly dividend periods in respect of which full dividends were not timely made at the applicable Dividend Payment Date.
          (d) At any time when such voting rights shall have vested, a proper officer of the Company shall call or cause to be called, upon written request of holders of record of at least 15% of the outstanding shares of Series B Preferred Stock and Parity Preferred, a special meeting of the holders of Series B Preferred Stock and each class or series of Parity Preferred by mailing or causing to be mailed to such holders a notice of such special meeting to be held not fewer than ten or more than 45 days after the date such notice is given. The record date for determining holders of the Series B Preferred Stock and

Parity Preferred entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such annual or special meeting, all of the holders of the Series B Preferred Stock and Parity Preferred, by plurality vote, voting together as a single class without regard to class or series will be entitled to elect one director on the basis of one vote per $1,000.00 of liquidation preference to which such Series B Preferred Stock and Parity Preferred are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of one-third of the Series B Preferred Stock and Parity Preferred voting as a single class then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Directors except as otherwise provided by law. Notice of all meetings at which holders of the Series B Preferred Stock and the Parity Preferred shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Series B Preferred Stock and Parity Preferred voting as a single class present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Director, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Company shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series B Preferred Stock and the Parity Preferred that would have been entitled to vote at such special meeting.
          (e) If and when all accumulated dividends on such Series B Preferred Stock and all classes or series of Parity Preferred for the past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, the right of the holders of Series B Preferred Stock and the Parity Preferred to elect such additional one director shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of the Preferred Director so elected shall immediately terminate and the entire Board of Directors shall be reduced accordingly. The Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series B Preferred Stock and the Parity Preferred entitled to vote thereon when they have the voting rights set forth in Section 9(b) (voting as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by a vote of the holders of record of a majority of the outstanding Series B Preferred Stock when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred); provided that the filling of each vacancy will not cause the Company to violate the corporate governance requirement of the NASDAQ Global Select Market (or any other exchange or automated quotation system on which the Company’s securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The Preferred Director shall be entitled to one vote on any matter.
          (f) So long as any shares of Series B Preferred Stock remain outstanding, the affirmative vote or consent of the holders of two-thirds of the shares of Series B Preferred Stock and each other class or series of preferred stock ranking on parity with the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company upon which like voting rights have been conferred outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting as a single class) will be required to: (i) authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Company or reclassify any authorized shares of capital stock of the Company into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock; or (ii) amend, alter or repeal the provisions of the Certificate of Incorporation or the terms of the Series B Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock; provided however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of Series B Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth in (ii) above. In addition, if the holders of the Series B Preferred Stock receive the greater of the full trading price of the Series B Preferred Stock on the date of an Event set forth in (ii) above or the $1,000.00 liquidation preference per share of the Series B Preferred Stock pursuant to the occurrence of any of the Events set forth in (ii) above, then such holders shall not have any voting rights with respect to the Events set forth in (ii) above. Holders of shares of Series B Preferred Stock shall not be entitled to vote with respect to: (a) any increase in the total number of authorized shares of Common Stock or Series B Preferred Stock of the Company, or (b) any increase in the number of authorized shares of Series B Preferred Stock or the creation or issuance of any other class or series of capital stock, or (c) any increase in the number of authorized shares of any other class or series of capital stock, in each case referred to in clause (a), (b) or (c) above ranking on parity with or junior to the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company. Except as set forth herein, holders of the Series B Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of the Series B Preferred Stock shall not be required for, the taking of any corporate action, including an Event, regardless of the effect that such corporate action or Event may have upon the powers, preferences, voting power or other rights or privileges of the Series B Preferred Stock.
          (g) Without the consent of the holders of the Series B Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers of the Series B Preferred Stock, taken as a whole, the Company may amend, alter, supplement, or repeal any terms of the Series B Preferred Stock for the following purposes:
•	to cure any ambiguity, or to cure, correct, or supplement any provision contained in the certificate of designation for the Series B Preferred Stock that may be ambiguous, defective, or inconsistent, so long as such change does not adversely affect the rights of any holder of Series B Preferred Stock, or

•	to make any provision with respect to matters or questions relating to the Series B Preferred Stock that is not inconsistent with the provisions of the certificate of designations for the Series B Preferred Stock, so long as such change does not adversely affect the rights of any holder of Series B Preferred Stock.
          (h) The foregoing voting provisions of this Section 9 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.
          (i) In any matter in which the Series B Preferred Stock may vote (as expressly provided herein), each share of Series B Preferred Stock shall be entitled to one vote per $1,000.00 of liquidation preference. Where the holders of the Series B Preferred Stock are entitled to vote as a class with holders of any other class or series of preferred stock having similar voting rights that are exercisable, each class or series shall have the number of votes proportionate to the aggregate liquidation preference of its outstanding shares.

     10. [Reserved].
     11. Record Holders. The Company and the Transfer Agent may deem and treat the record holder of any shares of Series B Preferred Stock as the true and lawful owner thereof for all purposes and neither the Company nor the Transfer Agent shall be affected by any notice to the contrary.
     12. Notice. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon receipt, in the case of a notice of conversion given to the Company as contemplated in Section 7(b) hereof, or, in all other cases, upon the earlier of receipt of such notice or three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this resolution) with postage prepaid, addressed, if to the Company, to its offices at 3900 West Innovation Street, Sioux Falls, SD 57107 (Attention: Corporate Secretary) or to an agent of the Company designated as permitted by this certificate, or, if to any holder of the Series B Preferred Stock, to such holder at the address of such holder of the Series B Preferred Stock as listed in the Company’s stock records or to such other address as the Company or holder, as the case may be, shall have designated by notice similarly given.
     13. Global Series B Preferred Stock. So long as the shares of Series B Preferred Stock are eligible for book-entry settlement with the Depositary, or unless otherwise required by law, all shares of Series B Preferred Stock that are so eligible may be represented by a Series B Preferred Stock certificate in global form (the “Global Certificate”) registered in the name of the Depositary or the nominee of the Depositary, except as otherwise specified below. The transfer and exchange of beneficial interests in the Global Certificate shall be effected through the Depositary in accordance with this Certificate and the procedures of the Depositary therefor.
     The Shares of Series B Preferred Stock will initially be represented by one or more Global Certificates. Transfers of interests in a Global Certificate will be made in accordance with the standing instructions and procedures of the Depository and its participants. The Transfer Agent shall make appropriate endorsements to reflect increases or decreases in the Global Certificate as set forth on the face of the Global Certificate to reflect any such transfers.
     Except as provided below, beneficial owners of an interest in a Global Certificate shall not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form and will not be considered holders of such Global Certificates.
     Notwithstanding any other provisions of this Certificate (other than the provisions set forth in this Section 13), a Global Certificate may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee to a successor Depositary or a nominee of such successor Depositary.
     The Depositary shall be a clearing agency registered under the Exchange Act. The Company initially appoints The Depository Trust Company to act as Depositary with respect to the Global Certificates. Initially, the Global Certificate shall be issued to the Depositary, registered in the name of Cede & Co., as the nominee of the Depositary, and deposited with a custodian for Cede & Co.
     If at any time the Depositary for a Global Certificate notifies the Company that it is unwilling or unable to continue as Depositary for such Global Certificate, the Company may appoint a successor Depositary with respect to such Global Certificate. If a successor Depositary for the Series B Preferred Stock is not appointed by the Company within 90 days after the Company receives such notice, the Company will execute, and the Transfer Agent will authenticate and deliver, Series B Preferred Stock in certificated form, in an aggregate principal amount equal to the principal amount of the Global Certificate, in exchange for such Global Certificate.
     Series B Preferred Stock in definitive form issued in exchange for all or a part of a Global Certificate pursuant to this Section 13 shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Transfer Agent. Upon execution and authentication, the Transfer Agent shall deliver such Series B Preferred Stock in certificated form to the Persons in whose names such Series B Preferred Stock in definitive form are so registered.
     At such time as all interests in a Global Certificate have been redeemed, converted, exchanged, repurchased or canceled for Series B Preferred Stock in definitive form, or transferred to a transferee who receives Series B Preferred Stock in definitive form, such Global Certificate shall be, upon receipt thereof, canceled by the Transfer Agent in accordance with standing procedures and instructions existing between the custodian and Depositary. At any time prior to such cancellation, if any interest in a Global Certificate is exchanged for Series B Preferred Stock in certificated form, redeemed, converted, exchanged, repurchased by the Company or canceled, or transferred for part of a Global Certificate, the principal amount of such Global Certificate shall, in accordance with the standing procedures and instructions existing between the custodian and the Depositary, be reduced or increased, as the case may be, and an endorsement shall be made on such Global Certificate, by the Transfer Agent or the custodian, at the direction of the Transfer Agent, to reflect such reduction or increase.
     14. Legends.
          (a) Except as otherwise permitted by this Section 14, each Series B Preferred Stock certificate (including each Series B Preferred Stock certificate issued upon the transfer of any shares of Series B Preferred Stock) shall be stamped or otherwise imprinted with a legend in substantially the following form:
“THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY, THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.
BY ITS ACQUISITION HEREOF, THE HOLDER AGREES TO OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY PRIOR TO THE DATE THAT IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH LODGENET INTERACTIVE CORPORATION (THE “COMPANY”) OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) (THE “RESALE RESTRICTION TERMINATION DATE”) ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A

QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, OR (D) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRANSFER AGENT’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.”
     Except as otherwise permitted by this Section 14, each certificate for Common Stock issued upon the conversion of any Series B Preferred Stock, and each certificate issued upon the transfer of any such Common Stock, shall be stamped or otherwise imprinted with a legend in substantially the following form:
“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.
BY ITS ACQUISITION HEREOF, THE HOLDER AGREES TO OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY PRIOR TO THE DATE THAT IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH LODGENET INTERACTIVE CORPORATION (THE “COMPANY”) OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) (THE “RESALE RESTRICTION TERMINATION DATE”) ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, OR (D) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRANSFER AGENT’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.”
          (b) The restrictions imposed on the transferability of restricted Series B Preferred Stock or restricted Common Stock issued on conversion thereof as set forth in the respective legends in Section 14(a) shall cease and terminate, or not require placement on such certificate upon issuance, as to any particular shares of Series B Preferred Stock or Common Stock, as applicable, (i) when a registration statement with respect to the sale of such securities shall have been declared effective under the Securities

Act and such securities shall have been disposed of in accordance with such registration statement, (ii) when such securities are sold pursuant to Rule 144 or Rule 144A (or any similar provision then in force) under the Securities Act, or (iii) when such restrictions are no longer required or necessary in order to protect the Company against a violation of the Securities Act upon any sale or other disposition of such securities without registration thereunder. Whenever such restrictions shall cease and terminate as to any shares of Series B Preferred Stock or Common Stock issued upon conversion thereof, the holder shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing the legend set forth in this Section 14.
     15. Conversion Rate Adjustment Restriction. If, as a result of the initial issuance of the Series B Preferred Stock, NASDAQ notifies the Company that approval of the Company’s common stockholders is necessary under NASDAQ Rule 5635(d) with respect to one or more Conversion Rate adjustments, the Company will not take any action that would cause an adjustment to the Conversion Rate unless and until such time as the Company’s common stockholders approve the issuance of the Series B Preferred Stock under NASDAQ Rule 5635(d), or the Company otherwise satisfies the NASDAQ requirements.
     16. Form of Notice of Conversion; Form of Assignment.
          (a) The following is the form of Conversion Notice to be set forth on the reverse of the Series B Preferred Stock certificate:
[FORM OF CONVERSION NOTICE]
CONVERSION NOTICE
To:
The undersigned registered owner of the Series B Preferred Stock hereby irrevocably exercises the option to convert the Series B Preferred Stock, or the portion hereof below designated, into shares of Common Stock in accordance with the terms of the Certificate of Designation, and directs that the shares issuable and deliverable upon such conversion, together with any check in payment for fractional shares and any Series B Preferred Stock representing any unconverted amount of shares hereof, be issued and delivered to the registered holder hereof unless a different name has been indicated below. If shares or any portion of the Series B Preferred Stock not converted are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.

Dated:
Signature(s)

Signature Guarantee	Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to

Securities and Exchange Commission Rule 17Ad-15 if shares of Common Stock are to be issued, or Series B Preferred Stock to be delivered, other than to and in the name of the registered holder.
Fill in for registration of shares if to be issued, and Series B Preferred Stock if to be delivered, other than to and in the name of the registered holder:

Name	Number of Shares to be converted (if less than all):

Street Address	Social Security or other Taxpayer Identification Number

City, State and Zip Code
          (b) The following is the form of Assignment to be set forth on the reverse of the Series B Preferred Stock certificate:
[FORM OF ASSIGNMENT]
ASSIGNMENT
     For value received, _____________________________________________ hereby sell(s), assign(s) and transfer(s) unto _____________________________________________________________________________________________ ______

PLEASE INSERT SOCIAL SECURITY OR TAXPAYER IDENTIFICATION NUMBER OF ASSIGNEE

the Series B Preferred Stock, and hereby irrevocably constitutes and appoints ________________________________________________ attorney to transfer the said Series B Preferred Stock on the books of the Company with full power of substitution in the premises.
Unless the appropriate box below is checked, the undersigned confirms that such Series B Preferred Stock is not being transferred to the Company or an “affiliate” of the Company as defined in Rule 144 under the Securities Act of 1933, as amended (an “Affiliate”).
☐ The transferee is an Affiliate of the Company

☐ The transferee is the Company

Dated:

Signature(s)

Signature Guarantee:

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if shares of Common Stock are to be issued, or Series B Preferred Stock to be delivered, other than to and in the name of the registered holder.
NOTICE: The signature on the conversion notice, or the assignment must correspond with the name as written upon the face of the Series B Preferred Stock in every particular without alteration or enlargement or any change whatever.

SECOND: This Certificate of Designations does not provide for an exchange, reclassification or cancellation of issued shares.
THIRD: The date of adoption of this Certificate of Designations was June 23 2009.
FOURTH: This Certificate of Designations was duly adopted by the Board of Directors of the Company.
FIFTH: No stockholder action was required.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this certificate to be signed and attested this 25th day of June, 2009.

LODGENET INTERACTIVE CORPORATION
By:	/s/ James G. Naro
	Name:	James G. Naro
	Title:	Senior Vice President General Counsel and Secretary

Attest:
By:	/s/ Gary H. Ritondaro
	Name:	Gary H. Ritondaro
	Title:	Chief Financial Officer

[Certificate of Designations]